EXHIBIT 11


                           FLEET FINANCIAL GROUP, INC.
             COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                     ($ in thousands, except per share data)


                                                  For the Three Months Ended March 31
                                  -----------------------------------------------------------------------
                                               1996                                  1995
                                  --------------------------------     ----------------------------------
                                                       FULLY                                FULLY
                                     PRIMARY          DILUTED              PRIMARY         DILUTED
                                  ---------------- ----------------      -------------   ----------------
Equivalent shares:
Average shares outstanding          262,525,888      262,525,888          242,678,428     242,678,428
Additional shares due to:
      Stock options                   2,163,012        2,178,472            1,661,789       1,690,109
      Warrants                        3,663,854        3,671,654            3,346,635       3,377,788
      Dual convertible preferred            ---              ---           16,033,994      16,033,994
stock(a)
                                  ---------------- ----------------      --------------- ----------------
Total equivalent shares             268,352,754      268,376,014          263,720,846     263,780,319
                                  ---------------- ----------------      --------------- ----------------

Earnings per share
Net income                             $263,802         $263,802             $225,993        $225,993
Less: Preferred stock dividends         (12,538 )        (12,538 )             (8,432 )        (8,432 )
                                  ---------------- ----------------      --------------- ----------------
Adjusted net income                    $251,264         $251,264             $217,561        $217,561
                                  ---------------- ----------------      --------------- ----------------

Total equivalent shares             268,352,754      268,376,014          263,720,846     263,780,319
                                  ---------------- ----------------      --------------- ----------------

Earnings per share on adjusted
net income                                $0.94            $0.94                $0.83           $0.82
                                  ---------------- ----------------      --------------- ----------------

(a) The dual convertible preferred stock was converted into common stock on December 31, 1995.